UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MICROFINANCIAL INCORPORATED

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

595072 10 9

(CUSIP Number)

N/A

(Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 595072 10 9	Page 2 of 13

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

Alex R. Lieblong

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)	[ ]
(b)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER: 689,300

6.	SHARED VOTING POWER: 0

7.	SOLE DISPOSITIVE POWER: 689,300

8.	SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

689,300

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ] Not applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.4%

12.	TYPE OF REPORTING PERSON

IN

CUSIP NO. 595072 10 9	Page 3 of 13

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

Key Colony Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a) [    ]

(b) [    ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER: 668,900

6.	SHARED VOTING POWER: 0

7.	SOLE DISPOSITIVE POWER: 668,900

8.	SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

668,900

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ] Not applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.2%

12.	TYPE OF REPORTING PERSON

OO

CUSIP NO. 595072 10 9	Page 4 of 13

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

Key Colony Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a) [    ]

(b) [    ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER: 668,900

6.	SHARED VOTING POWER: 0

7.	SOLE DISPOSITIVE POWER: 668,900

8.	SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

668,900

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ] Not applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.2%

12.	TYPE OF REPORTING PERSON

PN

CUSIP NO. 595072 10 9	Page 5 of 13

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

Alex R. Lieblong IRA

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a) [    ]

(b) [    ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER: 4,100

6.	SHARED VOTING POWER: 0

7.	SOLE DISPOSITIVE POWER: 4,100

8.	SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,100

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ] Not applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.03%

12.	TYPE OF REPORTING PERSON

EP

CUSIP NO. 595072 10 9	Page 6 of 13

1.	NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

Paul Spann

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a) [    ]

(b) [    ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER: 16,900

6.	SHARED VOTING POWER: 0

7.	SOLE DISPOSITIVE POWER: 16,900

8.	SHARED DISPOSITIVE POWER: 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

16,900

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ] Not applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12.	TYPE OF REPORTING PERSON

IN

CUSIP NO. 595072 10 9	Page 7 of 13

ITEM 1. (a)	NAME OF ISSUER:

Microfinancial Incorporated

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

950 Winter Street, Waltham, MA 02451

ITEM 2. (a)	NAME OF PERSON FILING:

The names of the reporting persons are Alex R. Lieblong, Key Colony Management, LLC, Key Colony Fund, LP, Alex R. Lieblong IRA and Paul Spann.

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address for all of the reporting persons is 10825 Financial Centre Parkway, Suite 100, Little Rock, Arkansas 72211.

(c)	CITIZENSHIP:

Alex R. Lieblong and Paul Spann are citizens of the United States of America. Key Colony Management, LLC and Key Colony Fund, LP are entities formed under Delaware law. The Alex R. Lieblong IRA is formed under Arkansas law.

(d)	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.01 per share.

(e)	CUSIP NUMBER:

595072 10 9

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	[ ] Broker or Dealer registered under Section 15 of the Act

(b)	[ ] Bank as defined in Section 3(a)(6) of the Act

(c)	[ ] Insurance Company as defined in Section 3(a)(19) of the Act

(d)	[ ] Investment Company registered under Section 8 of the Investment Company Act

CUSIP NO. 595072 10 9	Page 8 of 13

(e) [ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

(f) [ ]	Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

(g) [ ]	Parent Holding Company, in accordance with Section 240.13b-1(b)(1)(ii)(G)

(h) [ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Not Applicable

ITEM  4.    OWNERSHIP.

The percentage calculations below are based on an assumed 12,821,946 shares of outstanding Common Stock, as shown on the Company Form 10-Q for the quarter ending on September 30, 2002.

Alex R. Lieblong

(A)	Amount Beneficially Owned: 689,300

(B)	Percent of Class: 5.4%

(C)	Number of shares as to which such person has:

(i)	sole power to vote or direct the vote: 689,300

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 689,300

(iv)	shared power to dispose or to direct the disposition of: 0

Of the 689,300 shares reported in (A) above: 16,300 are directly held by Mr. Lieblong, 4,100 are held by Alex R. Lieblong IRA, and 668,900 are held by Key Colony Fund, LP.

The filing of this statement shall not be construed as an admission that Mr. Lieblong is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

CUSIP NO. 595072 10 9	Page 9 of 13

Key Colony Management, LLC

(A)	Amount Beneficially Owned: 668,900

(B)	Percent of Class: 5.2%

(C)	Number of shares as to which such person has:

(i)	sole power to vote or direct the vote: 668,900

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 668,900

(iv)	shared power to dispose or to direct the disposition of: 0

The 668,900 shares reported in (A) above are held by Key Colony Fund, LP.

The filing of this statement shall not be construed as an admission that Key Colony Management, LLC is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

Key Colony Fund, LP

(A)	Amount Beneficially Owned: 668,900

(B)	Percent of Class: 5.2%

(C)	Number of shares as to which such person has:

(i)	sole power to vote or direct the vote: 668,900

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 668,900

(iv)	shared power to dispose or to direct the disposition of: 0

Alex R. Lieblong IRA

(A)	Amount Beneficially Owned: 4,100

(B)	Percent of Class: 0.03%

(C)	Number of shares as to which such person has:

CUSIP NO. 595072 10 9	Page 10 of 13

(i)	sole power to vote or direct the vote: 4,100

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 4,100

(iv)	shared power to dispose or to direct the disposition of: 0

Paul Spann

(A)	Amount Beneficially Owned: 16,900

(B)	Percent of Class: 0.1%

(C)	Number of shares as to which such person has:

(i)	sole power to vote or direct the vote: 16,900

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 16,900

(iv)	shared power to dispose or to direct the disposition of: 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit A.

CUSIP NO. 595072 10 9	Page 11 of 13

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 595072 10 9	Page 12 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 10, 2003	KEY COLONY FUND, LP

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Manager

KEY COLONY MANAGEMENT, LLC

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Manager

ALEX R. LIEBLONG IRA

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Trustee

/s/ Alex R. Lieblong
ALEX R. LIEBLONG

/s/ Paul Spann
PAUL SPANN

CUSIP NO. 595072 10 9	Page 13 of 13

EXHIBIT A

AGREEMENT AS TO JOINT FILING

Pursuant to Regulation Section 240.13d-1(k)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13G relating to Microfinancial Incorporated is being filed on behalf of each of the undersigned.

January 10, 2003	KEY COLONY FUND, LP

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Manager

KEY COLONY MANAGEMENT, LLC

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Manager

ALEX R. LIEBLONG IRA

By: /s/ Alex R. Lieblong
Name: Alex R. Lieblong Title: Trustee

/s/ Alex R. Lieblong
ALEX R. LIEBLONG

/s/ Paul Spann
PAUL SPANN